Exhibit 99.1

FOR IMMEDIATE RELEASE
Barb Pak
Director of Investor Relations
(650) 849-3700

Essex Announces Second Quarter 2012 Results
Core Funds from Operations per Diluted Share for the Second Quarter Increased 19.0%

Palo Alto, California—August 1, 2012—Essex Property Trust, Inc. (NYSE:ESS) announced today its second quarter 2012 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2012, totaled $62.4 million, or $1.69 per diluted share compared to $45.3 million, or $1.32 per diluted share for the quarter ended June 30, 2011.  The Company’s Core FFO totaled $61.4 million, or $1.66 per diluted share for the quarter ended June 30, 2012, which is an increase of 19.0% compared to $48.0 million, or $1.40 per diluted share for the quarter ended June 30, 2011.  Net income available to common shareholders for the quarter ended June 30, 2012 totaled $37.1 million, or $1.07 per diluted share compared to $10.3 million, or $0.32 per diluted share for the quarter ended June 30, 2011.

Second Quarter Highlights:

•	Core FFO per diluted share of 19.0% supported by strong same-property net operating income (“NOI”) growth of 9.2% compared to Q2 2011.
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Continued strong revenue growth as rental rates increased by 6.8% compared to Q2 2011, including a 10.1% increase for Northern California, 8.9% increase for the Seattle Metro, and a 5.1% increase for the Los Angeles County.

•	Achieved a 1.8% sequential increase in rental rates for the same-property portfolio.
•	Acquired two communities for an aggregate investment of $72 million comprising 366 units. In July, the Company acquired a community for $52 million comprised of 248 units.
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Completed the acquisition of our co-investment partners’ interest in Essex Skyline for $85 million.  Earned $2.3 million of promote income from the Skyline co-investment and recorded a $21.9 million gain to remeasure the Company’s investment in the joint venture to fair value (gain is not included in the calculation of FFO).

•	Incurred $1.5 million in write-off of loan costs and prepayment penalties from the early payoff of debt.
•
Started four new apartment developments during the second and third quarter comprising 971 units and an estimated aggregate cost of $422 million, including new developments located in the SoMa district of San Francisco, San Mateo, Emeryville, and Valley Village, a district of Los Angeles, California.  See details on page S-9 of the Company’s Supplemental Financial Information Package.

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Increased full-year FFO guidance range from $6.60 to $6.80 and Core FFO from $6.63 to $6.83 per diluted share, as a result of same-property NOI growth exceeding internal forecast during the first half of the year.  Provided third quarter 2012 FFO and Core FFO per diluted share guidance range of $1.63 to $1.69, and $1.66 to $1.72 per diluted share, respectively.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

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Increased full-year same-property gross revenue, operating expense and NOI growth guidance to a midpoint of 6.5%, 1.5% and 9.0%, respectively, from 2012 original midpoint guidance range of 6.0%, 2.5% and 8.0%, respectively.

•	July rental rates increased 6.9% over the expiring leases, and current availability is 6.4% compared to 7.2% for the same period in 2011.

Michael J. Schall, President and Chief Executive Officer of the Company, commented, “We are pleased with the quarterly results for the Company, which support our expectation for very favorable housing fundamentals in our coastal markets for the foreseeable future.  We believe the strong job growth will continue in Northern California and Seattle, driving housing demand above expected levels of supply.  Southern California continues its steady recovery amid negligible housing construction.  With strong results year-to-date, we expect to achieve the high-end of our same-property NOI guidance range provided earlier this year and are raising the midpoint of our FFO guidance range by 5 cents per diluted share.”

Same-Property Operations

Same-property operating results exclude properties that are not comparable.  The table below illustrates the percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011:

	Q2 2012 compared to Q2 2011
	Gross Revenues	Operating Expenses	NOI
Southern California	3.5%	-0.7%	5.7%
Northern California	9.6%	2.7%	13.2%
Seattle Metro	7.9%	1.5%	11.7%
Same-property portfolio	6.3%	0.8%	9.2%

The table below illustrates the sequential percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended June 30, 2012 versus the quarter ended March 31, 2012:

	Q2 2012 compared to Q1 2012
	Gross Revenues	Operating Expenses	NOI
Southern California	0.4%	3.0%	-0.7%
Northern California	1.6%	4.9%	0.1%
Seattle Metro	1.3%	4.9%	-0.5%
Same-property portfolio	1.0%	4.0%	-0.4%

Same-property financial occupancies for the quarters ended are as follows:

	6/30/2012	3/31/2012	6/30/2011
Southern California	95.9%	96.7%	96.6%
Northern California	96.6%	97.3%	97.2%
Seattle Metro	96.1%	96.8%	96.7%
Same-property portfolio	96.2%	96.9%	96.8%

Investment Activity

In April, the Company purchased the joint venture partner’s membership interest in Essex Skyline at MacArthur Place, a 349-unit premier high-rise apartment community containing luxury amenities located in Santa Ana, California, for a total purchase price of $85 million.  The property is now consolidated and the Company recorded a $21.9 million gain to remeasure the Company’s investment in the joint venture to fair value.  The gain is not included in the calculation of FFO.

In June, the Company acquired Park Catalina, a 90-unit property located in the Koreatown submarket of Los Angeles, California.  Built in 2002, the property was acquired for $23.7 million and contains a mix of studio, one and two bedroom apartments.  Park Catalina provides an easy commute to Downtown Los Angeles, West Hollywood and Beverly Hills.  The property also is walking distance to multiple shopping, dining and entertainment venues.

At the end of June, the Company purchased The Huntington, located in Huntington Beach, California, for $48.3 million.  The Company assumed a $30.3 million loan secured by the property at a fixed rate of 5.7% for 7 years.  The community was constructed in 1975 and contains 276 units.  The property is located within close proximity to the 405 freeway and Bella Terra Mall.  Amenities at the community consist of a pool, spa, fitness center and clubhouse.

In July, the Company purchased Montebello located in Kirkland, Washington for $52.0 million.  The Company assumed a $26.5 million mortgage loan secured by the property at a fixed rate of 5.6% for 8 years.  Built in 1996, the property contains 248 units with a mix of one, two and three bedroom units and townhomes.  The property is located less than five miles from the headquarters of Microsoft, Nintendo and Concur Technologies.

During the quarter, the Company listed for sale seven communities comprised of 1,688 units owned by Essex Apartment Value Fund II, LP (“Fund II”).

Development Activity

In June, the Company, in a co-investment partnership with the Canada Pension Plan Investment Board (“CPPIB”), acquired two adjacent land parcels in San Francisco, California for the development of two nine-story apartment communities containing a total of 463 units and approximately 9,300 square feet of retail space.  The Company will hold a 55% noncontrolling interest in the venture and will earn customary management fees and may earn a promoted interest. The total estimated cost is $250.0 million and initial occupancy is projected to occur in the second quarter of 2014.

In July, the Company entered into an agreement to purchase a 121-unit community under construction in Valley Village, a district of Los Angeles, California.  In June, the Company made a $1.0 million deposit and will take ownership of the property upon receipt of temporary certificate of occupancy for total estimated costs of $37.6 million.  The Company expects to begin leasing activities in the first quarter of 2014.

In August, the Company’s co-investment partnership with CPPIB expects to acquire a land parcel located in San Mateo, California on which the joint venture currently holds a note receivable secured by the land.   The joint venture expects to develop a 197-unit community on the site for a total estimated cost of $76.1 million, and initial occupancy is expected in the second quarter of 2014.  The Company holds a 55% noncontrolling interest in the venture and will earn customary management fees and may earn a promoted interest if certain performance hurdles are achieved as defined in the joint venture agreement.

Preferred Equity Investment

In early July, the Company made a $14 million preferred equity investment in an apartment community located in Cupertino, California.  The investment has a preferred return of 9.5% and matures in May 2016.  The Company will invest an additional $4 million in preferred equity to fund renovation costs.

Liquidity and Balance Sheet

Common Stock

During the second quarter, the Company sold 920,281 shares of common stock for $139.4 million, net of commissions, at an average per share price of $152.94.  Year-to-date through July, the Company has sold 1,769,989 shares of common stock for $268.2 million, net of commissions, at an average price of $153.01.

Balance Sheet Update

In late June, the Company repaid $137.7 million in secured mortgage loans with a weighted average interest rate of 5.6% related to eight communities with the net proceeds from the unsecured note offering announced in March 2012.  Also, as previously announced, the $80 million Essex Skyline secured loan was repaid in April.  The Company incurred $1.5 million in losses from early retirement of debt, and these nine communities are now unencumbered assets.

The Company expects to use additional proceeds from the unsecured private placement note offering announced in March 2012 to repay secured debt maturing in 2013 related to five communities.  As a result, the Company expects to incur up to $1 million of prepayment penalties and write-off of deferred charges in the third quarter, and these five communities will become unencumbered assets.

The Company’s financial plan for 2011 and 2012 contemplated increasing the number and value of unencumbered properties that it owns through unsecured debt placements and repayments of mortgage debt.  These efforts have resulted in improving the Company's portion of unencumbered property NOI from approximately 30% as of June 30, 2011 to approximately 50% as of June 30, 2012.

In July, the Company increased the capacity of its five-year, $200 million unsecured term loan to $350 million, and the tiered pricing structure was reduced from LIBOR + 142.5 basis points to LIBOR + 130 basis points.  The $150 million of additional funds can be drawn between August and December 31, 2012.

Guidance

The Company is increasing its full-year 2012 FFO guidance from a range of $6.52 to $6.77 per diluted share to $6.60 to $6.80 and raised the midpoint 5 cents to $6.70 per diluted share.  See S-14 for the assumptions used to calculate the low and high end of the 2012 FFO and Core FFO guidance range.  For the third quarter of 2012, the Company expects FFO per diluted share to range from $1.63 to $1.69 and Core FFO per diluted share to range from $1.66 and $1.72.  The following table provides a reconciliation of the midpoint of Q2 FFO guidance compared to the first quarter 2012 earnings release distributed in May 2012

Per Share
Projected FFO per share for Q2 2012	$1.63
NOI from consolidated communities	.01
Co-investment activities	.01
Timing of prepayment penalties	.03
Gain on sales of marketable securities	.01
FFO per share Q2 2012, reported	$1.69

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, August 2, 2012 at 10 a.m. PST (1 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 397010. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 161 apartment communities with an additional 9 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes items not related to the Company’s core business activities referred to as Core FFO to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO and Core FFO for the three and six months and year ended June 30, 2012 and 2011:

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from Operations (In thousands)	2012	2011	2012	2011
Net income available to common stockholders	$37,078	$10,325	$59,800	$18,743
Adjustments:
Depreciation	41,801	37,511	82,629	74,544
Gains not included in FFO, net of disposition costs	(21,947)	(5,265)	(31,730)	(5,265)
Depreciation add back from unconsolidated co-investments	3,312	1,957	7,643	4,838
Noncontrolling interest related to Operating Partnership units	2,502	987	4,092	1,619
Depreciation attributable to noncontrolling interests	(303)	(261)	(592)	(523)
Funds from Operations	$62,443	$45,254	$121,842	$93,956
Co-investment promote income	(2,299)	-	(2,299)	-
Loss on early retirement of debt	1,450	253	1,450	253
Gain on sales of marketable securities	(521)	-	(521)	(4,543)
Acquisition costs	312	510	498	840
Excess of cash paid to redeem preferred stock and units over the carrying value	-	1,949	-	1,949
Core Funds from Operations	$61,385	$47,966	$120,970	$92,455

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements and estimates on page 1 and under the caption “Guidance” on page 3 with respect to 2012 FFO and 2012 Core FFO per diluted share, third quarter 2012 FFO and Core FFO, and 2012 gross revenues, same-property revenues and net operating income, statements and estimates with respect to construction costs and start dates and occupancy dates, statements regarding anticipated use of proceeds, and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline and Capital Expenditures” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial estimates set forth in the columns “Low-end of Guidance range 2012” and “High-end of guidance range 2012” on S-14 of the Company’s Supplemental Financial Information Package.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2011.